Exhibit 99.1

Daré Bioscience, Inc. Enters into Exclusive Worldwide License Agreement for Juniper Pharmaceuticals’ Intravaginal Ring (IVR) Technology Platform

The intravaginal ring technology platform is designed to deliver targeted and sustained pharmaceutical formulations addressing unmet needs in women’s health

SAN DIEGO, April 25, 2018 (GLOBE NEWSWIRE) — Daré Bioscience, Inc. (NASDAQ:DARE), a clinical-stage, women’s biopharmaceutical company focused on women’s sexual and reproductive health, announced today it has secured an exclusive license to Juniper Pharmaceuticals’ intravaginal ring technology, including Juniper’s three preclinical candidates. Juniper’s novel intravaginal ring technology was developed by Dr. Robert Langer from the Massachusetts Institute of Technology and Dr. William Crowley from Massachusetts General Hospital and Harvard Medical School.

“We see great potential in this promising technology with already established, compelling preclinical results and intellectual property that we believe will support further drug development,” said Sabrina Martucci Johnson, Daré’s President and Chief Executive Officer. “We believe that the capabilities of the intravaginal ring platform will greatly expand our ability to identify and meet unmet needs in women’s sexual and reproductive health.”

In addition to its newly acquired platform, Daré has two products currently in clinical development, including its lead candidate OvapreneTM, the non-hormonal contraceptive intravaginal ring.

The Juniper intravaginal ring technology allows for sustained drug delivery over time periods ranging from weeks to months. Unlike other vaginal rings, the Juniper intravaginal rings release drugs in a solid ethylene vinyl acetate polymer matrix without the need for a membrane or reservoir to contain the active drug or control the release.

Current 505(b)(2) candidates under development by Juniper include JNP-0101, an oxybutynin ring for the treatment of overactive bladder; JNP-0201, a combination estradiol + progesterone ring for hormone replacement therapy; and JNP-0301, a natural progesterone ring for the prevention of preterm birth. Daré’s exclusive license covers all three rings in development as well as additional applications of the intravaginal ring technology platform in other therapeutic areas.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc.‘s core businesses include its CRINONE® (progesterone gel) franchise and Juniper Pharma Services, which provides high-end fee-for-service pharmaceutical development and clinical trials manufacturing to clients. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc. in the U.S. and EU.

CRINONE® is a registered trademark of Merck KGaA, Darmstadt, Germany outside the U.S. and of Allergan plc inside the U.S.

About Daré Bioscience

Daré Bioscience is a clinical-stage biopharmaceutical company committed to the advancement of innovative products for women’s reproductive health that address clear therapeutic gaps. The Company is driven by a mission to identify, develop and bring to market a diverse portfolio of novel and differentiated therapies that expand treatment options, improve outcomes and facilitate convenience for women, primarily in the areas of contraception, vaginal health, sexual health and fertility. Daré currently has two product candidates in clinical development. The first is Ovaprene, a non-hormonal monthly contraceptive ring intended to provide protection over multiple weeks between menses. The second is SST-6007 (5% Topical Sildenafil Citrate Cream), a potential treatment for Female Sexual Arousal Disorder. SST-6007 incorporates sildenafil, the same active ingredient in Viagra®, in a proprietary cream formulation that is specifically designed to locally increase blood flow to the vulvar-vaginal tissue in women, leading to a potential improvement in genital arousal response and overall sexual experience. Daré also has an option to enter into a license agreement for ORB-204 and ORB-214, preclinical stage injectable etonogestrel contraceptives with target 6- and 12-month durations.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995 regarding matters that are not historical facts, including statements relating to Daré’s ability to leverage Juniper’s intravaginal ring technology to develop new drugs and identify and meet unmet needs in women’s sexual and reproductive health. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the initiation and completion of clinical trials; availability and timing of data from ongoing and future clinical trials and the results of such trials; whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, and other factors discussed in the “Risk Factors” section of Daré‘s Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2018. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Daré‘s reports to the Securities and Exchange Commission, including Daré‘s reports on Forms 10-Q, 8-K and 10-K. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. Daré specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts:

Investors on behalf of Daré Bioscience, Inc.:

Ami Bavishi

Burns McClellan

abavishi@burnsmc.com

212-213-0006

OR

Media on behalf of Daré Bioscience, Inc.:

Amanda Guisbond

Canale Communications

amanda@canalecomm.com

781-405-8775

Source: Daré Bioscience, Inc.